Exhibit 99.1

CONTACT:	Jeffrey L. Thompson Executive Vice-President (310) 781-2222

EDELBROCK CORPORATION ANNOUNCES STOCKHOLDER APPROVAL OF
MERGER FOR GOING-PRIVATE TRANSACTION

TORRANCE, CA — December 22, 2004 — Edelbrock Corporation (Nasdaq: EDEL) and O. Victor Edelbrock, Jr., Edelbrock Corporation’s Chairman, President and Chief Executive Officer, announced that at a special meeting held earlier today, Edelbrock’s stockholders approved the proposed merger of the company with a subsidiary of a corporation controlled by Mr. Edelbrock and his affiliates. As a result of the merger, Edelbrock Corporation will become a privately-held company and stockholders, other than those that perfect appraisal rights, will receive $16.75 in cash for each share of common stock they own. Edelbrock’s transfer agent will act as paying agent for the merger consideration to Edelbrock’s stockholders.

About Edelbrock Corporation:

Founded in 1938, Torrance, California-based Edelbrock Corporation is recognized as one of the nation’s premier designers, manufacturers and distributors of performance replacement parts for the automotive and motorcycle aftermarkets. In addition to three production facilities and an automated distribution center in Torrance, Edelbrock owns and operates a state-of-the-art aluminum foundry and its motorcycle carburetor division in San Jacinto, Calif., at which it manufactures many of its quality products.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. Potential risks and uncertainties include risks identified in documents filed by Edelbrock with the Securities and Exchange Commission. Potential risks and uncertainties that may affect the Edelbrock’s business and financial condition include the impact of the failure of the merger to be consummated for any reason.